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                                                                       Exhibit B
                                                                  Conformed Copy

                         SHARE PURCHASE AGREEMENT OT-01

     This Share Purchase Agreement (this "Agreement") is entered into in the city of Moscow, the Russian Federation, on November 5, 2001, by and between Telenor East Invest AS, a company organized and existing under the laws of Norway (the "Purchaser"), and Overture Limited, an exempted limited company organized and existing under the laws of Bermuda (the "Seller" and, together with the Purchaser, collectively, the "Parties"). The Parties hereby agree as follows:

1.       Subject of the Agreement
         ------------------------

     The Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller ordinary registered shares of stock of Open Joint Stock Company "Vimpel-Communications", an open joint stock company organized and existing under the laws of the Russian Federation (the "Issuer"), with its legal address at 10-12, Ulitsa 8-Marta, Moscow, 125683, Russia. The number of shares being sold hereunder is 1,233,369 (One Million Two Hundred Thirty Three Thousand Three Hundred Sixty Nine) ordinary registered shares, with a nominal value of
0.005 rubles per share, Registration No. 73-1-6945 (the "Shares"). The purchase price of the Shares is US$20 (Twenty US Dollars) per share, amounting to US$24,667,380 (Twenty Four Million Six Hundred Sixty Seven Thousand Three Hundred Eighty US Dollars) for all Shares (the "Purchase Price"). The Purchaser shall pay to the Seller the Purchase Price in US Dollars by wire transfer in immediately available funds to the Seller's account as specified in Section 10 hereof.


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2.       Obligations of the Parties and Incorporation of the Share Purchase
         ------------------------------------------------------------------
         Agreement by Reference
         ----------------------

     The purchase of the Shares shall be subject to the terms set forth in the Share Purchase Agreement dated as of May 30, 2001 between the Seller and the Purchaser (the "Share Purchase Agreement"). The Share Purchase Agreement is hereby incorporated into this Agreement by reference and constitutes an inalienable part of this Agreement. All terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Share Purchase Agreement.

3.       Representations and Warranties of the Seller
         --------------------------------------------

     The Seller hereby represents and warrants to the Purchaser that the representations and warranties of the Seller set forth in Section 3.02 of the Share Purchase Agreement are true and correct.

4.       Representations and Warranties of the Purchaser
         -----------------------------------------------

     The Purchaser hereby represents and warrants to the Seller that the representations and warranties of the Purchaser set forth in Section 3.01 of the Share Purchase Agreement are true and correct.

5.       Share Transfer
         --------------

     Concurrently with the execution of this Agreement, (a) the Seller has delivered to the Purchaser the documents specified in Schedule 1 hereto (to the extent applicable), together with a duly executed transfer order, as established by Russian law, substantially in the form attached as Schedule 3 hereto, and (b) the Purchaser has delivered to the Seller the documents specified in Schedule 2 hereto (to the extent applicable), and duly executed the transfer order provided earlier by the Seller pursuant to (a) above, in order for the transfer of the Shares from the Seller to the Purchaser to be registered in the register of

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shareholders of the Issuer.

6.       Payment Order
         -------------

     Concurrently with the execution of this Agreement, the Purchaser has delivered to the Seller a duly executed payment order for transferring the Purchase Price to the Seller.

7.       Governing Law
         -------------

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

8.       Arbitration
         -----------

     Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration, as provided for in Section 8.14 of the Share Purchase Agreement.

9.       Counterparts and Language
         -------------------------

     This Agreement is being executed in both English and Russian, with two originals, and the Parties agree that in the event of a discrepancy between the English and the Russian language versions, the English language version shall prevail.

10.      Bank Details of the Seller
         --------------------------

     The Purchase Price shall be transferred by the Purchaser to the following bank account of the Seller:

 Citibank London (SWIFT CITIGB2L)
 A/C 2118246
 PBG London

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F/F/C Overture Limited a/c 308070
Attn:  Selim Elgen
Provide cover: via Citibank New York (SWIFT
CITIUS33) A/C 10990765

     IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed and delivered by each Party hereto this 5th day of November, 2001.

SELLER

Overture Limited

By  /s/ D. B. Zimin
    ---------------
    Zimin
    Director

PURCHASER

Telenor East Invest AS

By  /s/ Tron Ostby
    --------------
    Tron Ostby
    Attorney-in-Fact

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